March 28, 2011

Bluerock Enhanced Multifamily Trust, Inc.
16500 Northpark Drive
Southfield, MI 48705

Ladies and Gentlemen:

This letter confirms that Bluerock Real Estate, LLC (or one or more of its subsidiaries) will provide financial support to Bluerock Enhanced Multifamily Trust, Inc. (the Company) sufficient for it to satisfy its obligations and debt service requirements as they come due until at least January 1, 2012, and will satisfy, on a timely basis all liabilities and obligations of the Company that the Company is unable to satisfy when due from the date of this letter, through and including January 1, 2012.  In addition, Bluerock Real Estate will defer payment of the following items:

Operating expenses of $677,000 that were incurred through 12/31/10 and approved for payment in March 2011

Offering costs totaling $2.3 million

Acquisition fees, property and asset management fees and other cost in the amount of $422,000 which have been accrued as of 12/31/10

Current year property and asset management fees expected to cost $367,000

Current year operating expenses that are allocated such as payroll and other shared costs which are estimated to cost approximately $500,000

Bluerock Real Estate, LLC is in management control of the affiliates that are lenders to the Company.  Bluerock Real Estate, LLC has the authority to extend and will extend the notes beyond December 31, 2011.

The undersigned represent that Bluerock Real Estate, LLC (or one or more of its subsidiaries) has the ability to provide the necessary financial support to the Company to the extent and when deemed necessary by the Company and that there are no restrictions on Bluerock Real Estate, LLC (or one or more of its subsidiaries) to provide such support.

Very truly yours,

/s/ R. Ramin Kamfar
R. Ramin Kamfar
Bluerock Real Estate, LLC
Chief Executive Officer